Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:     Robert Monson, President and CEO               William Restrepo, Chief Financial Officer
                   713-881-2816                                                   713-881-8900

SEITEL, INC. ANNOUNCES EXPIRATION OF TENDER OFFER FOR SENIOR NOTES

HOUSTON, April 18, 2006 - Seitel, Inc. (OTC Bulletin Board: SELA), a leading provider of seismic data to the oil and gas industry, announced that at 5:00 p.m. Eastern Time on April 17, 2006, its offer to purchase up to $8,513,000 principal amount of its 11.75% Senior Notes due 2011 ("Notes") had expired. In the tender offer, there were no Notes tendered pursuant to the offer. An aggregate principal amount of $189 million Notes remains outstanding.

As previously announced, the company was required by the terms of its indenture for the Notes to make this offer because the company generated excess cash flow (as defined in the indenture) for the year 2005 of $17,552,289. The terms of the indenture require an offer to purchase Notes with an amount equal to 50 percent of the excess cash flow, at a purchase price equal to 100 percent of the principal amount of the Notes, plus accrued and unpaid interest

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell any Notes.

ABOUT SEITEL

Seitel (OTC Bulletin Board: SELA), founded in 1982, has grown to become the owner of one of the largest seismic data libraries providing information to the North American oil and gas market. Focused on the U.S. and Canada, the company owns data in all the major exploration and production basins. Seitel continues to grow the data library using its 20 years of experience in performing seismic surveys in North America. Seitel's strengths include expertise in managing and delivering seismic data, as well as an experienced and dynamic sales and marketing team. Seitel's seismic data library includes both onshore and offshore three-dimensional (3D) and two-dimensional (2D) data and offshore multi-component data. The company has ownership in over 35,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic.

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause Seitel's actual results to differ materially from expected results. While Seitel believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond Seitel's control. Other important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in Seitel's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from Seitel without charge.

 (Table to follow)

The following is a reconciliation of the excess cash flow (a non-GAAP financial measure) to the most directly comparable GAAP financial measure, income from operations (in thousands):

Year Ended December 31, 2005
Excess cash flow	$17,552
Add (subtract) items not in operating income:
Principal payments on term loans and capital lease obligations	6,758
Capital expenditures paid	49,717
Net working capital decrease(1)	(8,969)
Interest expense paid	23,926
Income taxes paid	17

Add (subtract) items not in excess cash flow:
Acquisition underwriting from non-monetary exchanges	2,424
Non-monetary exchanges	9,383
Revenue deferred	(46,889)
Recognition of revenue previously deferred	60,164
Depreciation and amortization	(98,373)

Income from operations, as reported	$15,710

(1)  Excludes cash and equivalents and current maturities of debt.

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